For more information:
Mary Hill Leahy
Senior Vice President, General Counsel
and Corporate Secretary
(414)224-2057

Journal Communications, Inc. CFO Announces Retirement

MILWAUKEE, WI – May 12, 2008 – Journal Communications, Inc. (NYSE:JRN) today announced that Paul M. Bonaiuto, Executive Vice President and Chief Financial Officer, plans to retire from the Company later this year.  Mr. Bonaiuto has served as Chief Financial Officer since 1996.  The Company has retained Spencer Stuart to conduct a national search for a replacement, who will also lead the Company’s strategy and business development activities as Executive Vice President, Finance and Strategy.  Mr. Bonaiuto plans to continue in his current role until a successor is found and will then assist in the transition.

“Paul’s excellent operational, strategic and financial background has served Journal Communications well, both as a private company and as a public company,” said Steven J. Smith, Chairman and Chief Executive Officer.  “Paul played an integral role in our successful 2003 initial public offering, and a key leadership role in numerous operational and strategic efforts.  For example, Paul oversaw the planning and construction of Journal Sentinel’s $113 million state-of-the art production facility, helped lead the NorthStar Print Group and Norlight Telecommunications divestitures, made significant contributions on numerous broadcast acquisitions, and has been instrumental in improving the performance of our printing businesses. Paul also has built a strong financial team both in our corporate group and operating businesses and will leave behind a legacy of integrity.”

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services.  We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 52 community newspapers and shoppers in Wisconsin and Florida.  We own and operate 35 radio stations and 11 television stations in 12 states and operate one television station under a local marketing agreement.  Our interactive media assets include more than 121 online enterprises that are associated with our daily and community newspapers, television and radio stations.  We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Source: Journal Communications, Inc.